                             JAMES RIVER GROUP, INC.
                                  SUBSIDIARIES

     The following is a list of subsidiaries of James River Group, Inc. as of
December 31, 2004.

Name of Company                                State of Incorporation
---------------                                ----------------------
James River Insurance Company                  Ohio
James River Management Company, Inc.           Delaware
Stonewood Insurance Company                    North Carolina
Stonewood Insurance Management Company, Inc.   Delaware
Potomac Risk Services, Inc.                    Virginia
James River Capital Trust I                    Delaware
James River Capital Trust II                   Delaware